Exhibit 99.2

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

a Delaware corporation

ACTION BY WRITTEN CONSENT OF THE STOCKHOLDERS

The undersigned stockholders of Allscripts-Misys Healthcare Solutions, Inc., a Delaware corporation (the “Company”), acting in accordance with Section 228 of the General Corporation Law of the State of Delaware, hereby waive all notice of time, place or purpose of a meeting and consent to, approve and adopt the following recitals and resolutions by written consent:

Overview

WHEREAS, the undersigned stockholders (each an affiliate of Misys plc, a public limited company formed under the Laws of England and Wales (“Misys”)), own of record, approximately 55% of the shares of common stock, par value $0.01 per share (“Common Stock”), of the Company;

WHEREAS, the Company has entered into a Framework Agreement in the form attached hereto as Exhibit A (as it may be amended or supplemented from time to time, together with all schedules and exhibits thereto, the “Framework Agreement”), by and between the Company and Misys providing, among other things, for: (i) Misys to implement an internal reorganization of its United States corporate structure pursuant to which Misys will cause 100% of the issued and outstanding shares of a wholly-owned indirect subsidiary of Misys, which subsidiary owns sixty-one million three hundred eight thousand two hundred ninety-five (61,308,295) shares of Common Stock, to be transferred to the Company in exchange for sixty-one million three hundred eight thousand two hundred ninety-five (61,308,295) newly issued shares of Common Stock to be issued by the Company to certain affiliates of Misys (the “Misys Share Exchange”); (ii) a repurchase by the Company of certain shares of Common Stock held by affiliates of Misys; (iii) a secondary public offering by affiliates of Misys of additional shares of Common Stock (the transactions described in clauses (ii) and (iii) together being the “Initial Coniston Transactions”); (iv) the Company to amend and restate the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter”) to, among other things, increase the total number of shares of stock of all classes that the Company is authorized to issue from two hundred million (200,000,000) to three hundred fifty million (350,000,000); (v) upon the closing of the Initial Coniston Transactions, the Company to further amend the Charter and amend the Amended and Restated By-laws of the Company (the “By-laws”) to reflect the fact that the Company will no longer be a controlled company and to provide for a committee structure to implement certain agreements set forth in the Amended and Restated Relationship

Agreement to be entered into between Allscripts and Misys concurrently with the closing of the Initial Coniston Transactions (the “Relationship Agreement”) and the Agreement and Plan of Merger, dated as of June 9, 2010, by and among the Company, Arsenal Merger Corp. and Eclipsys Corporation (the “Merger Agreement” and the transactions contemplated thereby, the “Eclipsys Merger”); and (vi) upon the closing of the Eclipsys Merger, if Misys so elects, a repurchase by the Company from affiliates of Misys of additional shares of Common Stock (such repurchase, together with the Initial Coniston Transactions, the “Coniston Transaction”);

Amended and Restated Charter

WHEREAS, in connection with the Misys Share Exchange, the board of directors of the Company (the “Board”) has approved and declared advisable an amended and restated Charter in the form attached hereto as Exhibit B, which will increase the total number of shares of stock that the Company is authorized to issue from two hundred million (200,000,000) to three hundred fifty million (350,000,000), of which one million (1,000,000) shall be shares of Preferred Stock with a par value of $0.01 per share, and three hundred forty-nine million (349,000,000) shall be shares of Common Stock (the “Initial Amendment”);

WHEREAS, in connection with the Initial Coniston Transactions and upon the closing of the Initial Coniston Transactions, the Board has approved and declared advisable a further amended and restated Charter in the form attached hereto as Exhibit C (the “Additional Amendments”), which will, among other things:

(i) change the name of the Company from Allscripts-Misys Healthcare Solutions, Inc. to Allscripts Healthcare Solutions, Inc.;

(ii) provide that the number of directors of the Company shall be fixed from time to time by the affirmative vote of a majority of the entire Board, except as set forth in Article SEVENTH, Section 1 of the Additional Amendments;

(iii) eliminate the stockholders’ ability to act by written consent;

(iv) elect that the Company be governed by Section 203 of the General Corporation Law of the State of Delaware; and

(v) provide for a committee structure to implement certain agreements set forth in the Relationship Agreement and, upon the closing of the Eclipsys Merger, the Merger Agreement;

WHEREAS, the Board and the Audit Committee of the Board have (i) approved the Coniston Transaction, the Eclipsys Merger, the Initial Amendment, the Additional Amendments, the Framework Agreement, the Merger Agreement, the Transaction Documents (as defined in the Framework Agreement) and the transactions contemplated thereby, (ii) determined that the Coniston Transaction, the Eclipsys Merger, the Initial Amendment, the Additional Amendments, the Framework Agreement, the Merger Agreement, the Transaction Documents and the transactions contemplated thereby are advisable and fair to, and in the best interests of, the Company and the Company’s stockholders and (iii) recommended that the Company’s stockholders approve the Misys Share Issuance (as defined below) and adopt the Initial Amendment and the Additional Amendments, each by written consent;

NOW THEREFORE, BE IT RESOLVED THAT, the undersigned hereby adopts and approves the Initial Amendment in the form attached hereto as Exhibit B and the Additional Amendments in the form attached hereto as Exhibit C; provided, however, that the Additional Amendments shall in no circumstances be filed with the Secretary of State of the State of Delaware until after, and in any event shall be conditioned upon, and shall not become effective until after, the closing of the Initial Coniston Transactions (or as set forth therein, the closing of the Eclipsys Merger); and

FURTHER RESOLVED, that at any time prior to the effectiveness of the filing of the Initial Amendment and the Additional Amendments with the Secretary of State of the State of Delaware, notwithstanding the authorization hereby of the Initial Amendment and the Additional Amendments by the stockholders of the Company, the Board may, in connection with the termination of the Framework Agreement in accordance therewith, abandon the Initial Amendment or the Additional Amendments without further action by the stockholders of the Company so long as such action is approved by the Audit Committee of the Board; and

FURTHER RESOLVED, that the appropriate officers of the Company be, and each of them acting singularly hereby is, authorized, empowered and directed to file a certificate of amendment or other appropriate documentation reflecting (x) the Initial Amendment and (y) after (and only after) the closing of the Initial Coniston Transactions, the Additional Amendments, with the Secretary of State of the State of Delaware and prepare or have prepared, execute and deliver all such instruments or agreements, make all such payments, make all such filings and do all such other acts and things (including as necessary to comply with Section 228 of the General Corporation Law of the State of Delaware) as in their opinion, or in the opinion of any of them, may be necessary or appropriate in order to carry out the intent and purposes of the foregoing resolutions, the taking of such actions by any such officer to be conclusive evidence of his or her authorization hereunder and approval thereof;

Misys Share Issuance

WHEREAS, in order to consummate the Misys Share Exchange, the Company is required to issue and deliver sixty-one million three hundred eight thousand two hundred ninety-five (61,308,295) shares of Common Stock to certain affiliates of Misys (the “Misys Share Issuance”);

WHEREAS, the undersigned wishes to approve the Misys Share Issuance;

NOW, THEREFORE, BE IT RESOLVED, that the Misys Share Issuance is hereby authorized and approved by the undersigned stockholders of the Company; and

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized to execute, issue and deliver, in the name and on behalf of the Company, in accordance with the Framework Agreement, and that the transfer agent and registrar for the Common Stock be, and hereby is, authorized to register, from time to time, certificates for the shares of Common Stock to be issued to certain affiliates of Misys pursuant to the Misys Share Issuance, and that the officers of the Company and the transfer agent and registrar be, and each of them hereby is, authorized to take such further action (including as necessary to comply with Section 228 of the General Corporation Law of the State of Delaware) and to execute such further instruments in the name and on behalf of the Company as such officers or such transfer agent and registrar deem necessary or appropriate to carry out the intent of the foregoing resolutions, the taking of such actions by any such officer to be conclusive evidence of his or her authorization hereunder and approval thereof; and

General Authorizations

RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and directed to take all such further action to prepare, execute, acknowledge, file, deliver and record all such further documents and instruments by and on behalf of the Company, and in its name, or otherwise, as in the judgment of such officer shall be necessary, appropriate or advisable in order to fully carry out the intent and to accomplish the execution of the purposes of the foregoing resolutions, the taking of such actions by any such officer to be conclusive evidence of his or her authorization hereunder and approval thereof; and

FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and empowered, in the name and on behalf of the Company, to make all such arrangements, to do and perform all such acts and things, to execute and deliver all such certificates, agreements, instruments and documents and to pay all such amounts as they may deem advisable or necessary in order to fully effectuate the purposes of the foregoing resolutions, the making of such arrangements, the performance of such acts, the execution and delivery of such certificates, agreements, instruments and documents and the payment of all such amounts by any such officer to be conclusive evidence of his or her authorization hereunder and approval thereof; and

FURTHER RESOLVED, that any and all actions heretofore taken to date by any officer or director of the Company in furtherance of and consistent with the matters authorized by the foregoing resolutions hereby, in all respects, are authorized, approved, ratified and confirmed; and

FURTHER RESOLVED, that any and all notice requirements applicable to the foregoing resolutions as may be provided in the By-Laws or any contract between the Company and the undersigned stockholders (or any of their affiliates) are hereby waived; and

FURTHER RESOLVED, that this Action by Written Consent of the Stockholders is irrevocable.

This Consent may be executed in counterparts, each of which shall constitute an original but which, together, shall constitute a single instrument. This Consent shall be filed with the minutes of the Company.

Date: July 13, 2010

MISYS PATRIOT US HOLDINGS LLC

/s/ Darryl E. Smith
Name:	Darryl E. Smith
Title:	Director
Date:	July 13, 2010

MISYS PATRIOT LIMITED

By:	Misys Corporate Director Limited

/s/ Sarah Brain
Name:	Sarah Brain
Title:	Director
Date:	July 13, 2010

[Written Consent of Stockholders of Allscripts]

Exhibit A

Framework Agreement

Incorporated by reference to Exhibit 10.1 attached to the Form 8-K filed by Allscripts-Misys Healthcare Solutions, Inc. (“Allscripts”) on June 9, 2010, announcing the execution of an Agreement and Plan of Merger by and among Allscripts, Eclipsys Corporation and Arsenal Merger Corp., a wholly owned subsidiary of Allscripts.

Exhibit B

Initial Amendment

Incorporated by reference to Exhibit 1 to Exhibit 10.1 attached to the Form 8-K filed by Allscripts-Misys Healthcare Solutions, Inc. (“Allscripts”) on June 9, 2010, announcing the execution of an Agreement and Plan of Merger by and among Allscripts, Eclipsys Corporation and Arsenal Merger Corp., a wholly owned subsidiary of Allscripts.

Exhibit C

Additional Amendments

Incorporated by reference to Exhibit 2 to Exhibit 10.1 attached to the Form 8-K filed by Allscripts-Misys Healthcare Solutions, Inc. (“Allscripts”) on June 9, 2010, announcing the execution of an Agreement and Plan of Merger by and among Allscripts, Eclipsys Corporation and Arsenal Merger Corp., a wholly owned subsidiary of Allscripts.